                                            Filed pursuant to Rule No. 424(b)(3)
                                                          File Number 333-105740

                           PROSPECTUS SUPPLEMENT NO. 4
         (to Prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated June 24, 2003, Prospectus Supplement No. 2 dated June 27, 2003 and
              Prospectus Supplement No. 3 dated September 4, 2003)

                                2,887,425 SHARES

                         AMERICAN TECHNOLOGY CORPORATION

                                  COMMON STOCK

This Prospectus Supplement No. 4 supplements our prospectus dated June 10, 2003, Prospectus Supplement No. 1 dated June 24, 2003, Prospectus Supplement No. 2 dated June 27, 2003 and Prospectus Supplement No. 3 dated September 4, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement No. 4 in conjunction with the prospectus and the prior prospectus supplements listed above.

AMENDMENTS TO SELLING STOCKHOLDER TABLE

         The information relating to Peter Corcoran and Carlisle Jones and certain footnotes contained in the first table of selling stockholders listed in the prospectus is hereby amended as follows:

                         COMMON        COMMON
                         STOCK         STOCK                      TOTAL COMMON      MAXIMUM
                       UNDERLYING    UNDERLYING                      STOCK         NUMBER OF
                        SERIES E       COMMON                     BENEFICIALLY       SHARES         SHARES OF COMMON STOCK
                       PREFERRED       STOCK       OUTSTANDING    OWNED BEFORE      OFFERED           BENEFICIALLY OWNED
SELLING STOCKHOLDER      STOCK        WARRANT     COMMON STOCK      OFFERING         HEREBY             AFTER OFFERING
-------------------     --------      -------     ------------      ---------       --------            --------------

                           (1)          (2)           (27)             (3)             (4)

         NAME            NUMBER        NUMBER        NUMBER          NUMBER          NUMBER           NUMBER          %
         ----           --------       ------       --------        ---------       --------         --------       -----
Carlisle Jones           61,550           --         15,000          212,047         76,550  (8)     165,560         1.1%
Peter Corcoran               --           --         47,733           47,733         47,733  (23)         --          *


(1) Represents shares of common stock issuable upon conversion of an aggregate of 253,250 shares of Series E Preferred Stock assuming a conversion price of $2.00 per share and assuming the shares are held to the December 31, 2006 end of their term. The holders of our outstanding shares of Series E Preferred Stock may convert these shares into shares of our common stock at a conversion price equal to the lower of $3.25 or 90% of volume-weighted average price of our common stock for the five trading days prior to conversion. The conversion rate cannot however be lower than $3.25 before September 30, 2003, or lower than $2.00 after such date. The conversion value of the Series E Preferred Stock is the original purchase price, increased by $.60 per year from February 28, 2003. The actual number of shares of common stock issuable upon conversion of the Series E Preferred Stock may be less than set forth in the chart depending on when conversion occurs.

(2) Includes 365,235 shares of common stock issuable upon exercise of warrants issued to the purchasers of Series E Preferred Stock. The warrants are exercisable at $3.25 per common share, at any time until December 31, 2007.

(8) Includes shares owned by Carlisle Jones and Jeanne M. Jones. Includes warrants exercisable for 50,000 common shares other than those covered by this prospectus and common shares issuable on conversion of $100,000 principal amount of convertible subordinated promissory notes. 10,000 shares of Series E Preferred Stock are owned of record by the selling stockholder. The selling stockholder exercised common stock warrants to purchase 15,000 common shares at $3.25 per share on September 22, 2003.

(23) The selling stockholder exercised common stock warrants to purchase 15,000 common shares at $3.25 per share on September 22, 2003 and voluntarily converted 10,000 shares of Series E Preferred Stock into 32,733 shares of common stock on March 25, 2003.

            The date of this prospectus supplement is April 6, 2004.